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                                                                   EXHIBIT 2.1.1

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                     CENTENNIAL SPECIALTY FOODS CORPORATION,

                            STOKES ELLIS FOODS, INC.

                                       AND

                        JAMES E. LEWIS AND JANIS M. LEWIS

                                  JUNE 20, 2003

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                                TABLE OF CONTENTS

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RECITALS..........................................................................................................    1

ARTICLE I         CERTAIN DEFINITIONS.............................................................................    1

ARTICLE II STOCK PURCHASE.........................................................................................    8

                  2.1      Sales and Transfer of Stock............................................................    8
                  2.2      Consideration..........................................................................    8

ARTICLE III CLOSING...............................................................................................    9

                  3.1      Closing................................................................................    9
                  3.2      Mutual Deliveries at Closing...........................................................    9
                  3.3      Deliveries of Lewis at Closing.........................................................    9
                  3.4      Lewis Foods' Deliveries at Closing.....................................................    9
                  3.5      Centennial's Deliveries at Closing.....................................................   10
                  3.6      Conditions of Centennial...............................................................   11
                  3.7      Conditions of Lewis Foods and Lewis...................................................    12
                  3.8      Escrow................................................................................    13

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF LEWIS FOODS AND JEL.................................................    14

                  4.1      Organization and Standing, Articles and Bylaws........................................    14
                  4.2      Authorization.........................................................................    14
                  4.3      Subsidiaries..........................................................................    14
                  4.4      Capitalization........................................................................    14
                  4.5      Financial Statements..................................................................    15
                  4.6      Material Contracts....................................................................    15
                  4.7      Assets Other Than Real Property.......................................................    16
                  4.8      Real Property.........................................................................    16
                  4.9      No Conflicts..........................................................................    16
                  4.10     Litigation............................................................................    17
                  4.11     Taxes.................................................................................    17
                  4.12     Employees.............................................................................    17
                  4.13     Consents..............................................................................    18
                  4.14     Operating Rights......................................................................    18
                  4.15     Compliance with Applicable Laws.......................................................    18
                  4.16     Insurance.............................................................................    18
                  4.17     Absence of Changes....................................................................    19
                  4.18     Employee Plans........................................................................    19
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                  4.19     Intellectual Property Rights..........................................................    20
                  4.20     Environment, Health and Safety........................................................    20
                  4.21     Certain Transactions..................................................................    21
                  4.22     Bank Accounts; Powers of Attorney.....................................................    21
                  4.23     Absence of Claims Against Stokes Ellis and Stokes.....................................    21
                  4.24     Employee Loans........................................................................    21
                  4.25     Brokers' Fees.........................................................................    21
                  4.26     Burdensome Obligations................................................................    21
                  4.27     Full Disclosure.......................................................................    22

ARTICLE V REPRESENTATIONS AND WARRANTIES OF CENTENNIAL...........................................................    22

                  5.1      Organization and Standing Articles and Bylaws.........................................    22
                  5.2      Authorization.........................................................................    22
                  5.3      No Conflicts..........................................................................    23
                  5.4      Consents..............................................................................    23
                  5.5      Brokers' Fees.........................................................................    23
                  5.6      Full Disclosure.......................................................................    23

ARTICLE VI CONDUCT OF BUSINESS PENDING CLOSING...................................................................    23

                  6.1      Qualification.........................................................................    23
                  6.2      Ordinary Course.......................................................................    24
                  6.3      Corporate Changes.....................................................................    24
                  6.4      Indebtedness..........................................................................    24
                  6.5      Accounting............................................................................    24
                  6.6      Compliance with Legal Requirements....................................................    24
                  6.7      Disposition of Assets.................................................................    24
                  6.8      Compensation..........................................................................    25
                  6.9      Modification or Breach of Agreements; New Agreements..................................    25
                  6.10     Capital Expenditures..................................................................    25
                  6.11     Consents..............................................................................    25
                  6.12     Maintenance of Insurance..............................................................    25
                  6.13     Discharge.............................................................................    25
                  6.14     Claims................................................................................    26
                  6.15     Taxes and Tax Assessments.............................................................    26

ARTICLE VII ADDITIONAL COVENANTS.................................................................................    26

                  7.1      Covenants of Lewis Foods and Lewis....................................................    26
                  7.2      Covenants of Centennial...............................................................    27
                  7.3      Tax Advice............................................................................    27
                  7.4      Access and Information................................................................    27
                  7.5      Expenses..............................................................................    28
                  7.6      Certain Notifications.................................................................    28
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                  7.7      Publicity.............................................................................    28
                  7.8      Further Assurances....................................................................    29
                  7.9      Pre and Post Closing Distributions to Lewis...........................................    29
                  7.10     Income Tax Return for Stokes Ellis and Stokes ........................................    29
                  7.11     Indemnification Post Closing..........................................................    29

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER...................................................................    29

                  8.1      Termination...........................................................................    30
                  8.2      Effect of Termination.................................................................    30
                  8.3      Amendment.............................................................................    30
                  8.4      Waiver................................................................................    30

ARTICLE IX INDEMNIFICATION.......................................................................................    30

                  9.1      Survival of Representations and Warranties............................................    31
                  9.2      Indemnification by Lewis Foods and Lewis..............................................    31
                  9.3      Indemnification by Centennial.........................................................    31
                  9.4      Third-Party Claims....................................................................    31
                  9.5      Indemnification Exclusive.............................................................    32
                  9.6      Access and Information................................................................    32
                  9.7      Mitigation............................................................................    32
                  9.8      Right of Set-Off......................................................................    32
                  9.9      Limitations...........................................................................    33

ARTICLE X GENERAL PROVISIONS.....................................................................................    33

                  10.1     Governing Law.........................................................................    33
                  10.2     Successors and Assigns................................................................    33
                  10.3     Entire Agreement......................................................................    33
                  10.4     Severability..........................................................................    34
                  10.5     Notice................................................................................    34
                  10.6     Construction..........................................................................    34
                  10.7     Arbitration...........................................................................    34
                  10.8     Headings..............................................................................    35
                  10.8     Counterparts..........................................................................    35
                  10.9     Schedules, and Exhibits...............................................................    35
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                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (the "Agreement"), effective as of this 20th day of June, 2003, by and among CENTENNIAL SPECIALTY FOODS CORPORATION, a Delaware corporation ("Centennial"), STOKES ELLIS FOODS, INC., formerly known as LEWIS FOODS, INC., a Delaware corporation ("Stokes Ellis"), JAMES E. LEWIS ("JEL"), and JANIS M. LEWIS ("JML"). JEL and JML are collectively referred to herein as "Lewis." Stokes Ellis, Lewis and Centennial are sometimes referred to collectively herein as the "Parties" or singularly as a "Party."

                                    RECITALS

         WHEREAS, JEL and JML are the record and beneficial owners of all of the issued and outstanding shares of capital stock of Stokes Ellis, with JEL and JML each owning 5 shares (the "Stokes Ellis Shares");

         WHEREAS, the board of directors of Centennial deem it advisable and in the best interests of its shareholders that Centennial purchase all of the Stokes Ellis Shares pursuant to this Agreement;

         WHEREAS, Lewis desires to sell all of the Stokes Ellis Shares to Centennial pursuant to this Agreement, in exchange for the consideration set forth herein;

         NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                                    ARTICLE I
                               CERTAIN DEFINITIONS

         Unless the context otherwise requires, the terms defined in this
Article I shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and the plural forms of such terms. Any capitalized term used in this Agreement and not ascribed a meaning in this
Article I shall have the meaning ascribed to such term elsewhere in this Agreement.

         "Affiliate" means, with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, and shall include (a) any officer or director or of a Person, (b) any Person of which Centennial or Stokes Ellis (or such specified Person) or any Affiliate (as defined in clause
(a) above) of Centennial or Stokes Ellis (or such specified Person) shall, directly or indirectly, beneficially own either (i) at least 10% of the outstanding equity securities having the general

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power to vote, or (ii) at least 10% of the interests, or (c) any Person directly or indirectly controlling Centennial or Stokes Ellis (or such specified Person) through a management agreement, voting agreement or other contract.

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or would reasonably form the basis for any specified consequence.

         "Benefit Arrangement" mean any form of current or deferred compensation, bonus, stock option, stock appreciation right, severance pay, salary continuation, pension, profit-sharing, retirement or incentive plan, practice or arrangement, any group or individual disability, medical, dental, health, hospitalization, life insurance or other insurance plans or related benefits, or any other welfare or similar plan or arrangement for the benefit of any director, officer or employee, whether active or retired, or for any class or classes of such directors, officers or employees.

         "Breach" has the meaning set forth in Section 8.1.2.

         "Breaching Party" has the meaning set forth in Section 8.1.2.

         "Centennial" has the meaning set forth in the first paragraph hereof.

         "Centennial Indemnified Party" has the meaning set forth in Section
9.2.

         "Claim" means any actual or threatened claim, action, suit, arbitration, hearing, inquiry, proceeding (including administrative and informal proceedings), complaint, charge, investigation or audit by or before any Governmental Entity or arbitrator and any appeal from any of the foregoing.

         "Closing" has the meaning set forth in Section 3.1 below.

         "Closing Date" has the meaning set forth in Section 3.1 below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Confidential Information" means any information concerning the businesses and affairs of any of the Parties that is not already generally available to the public. Confidential Information includes all information or material disclosed or provided by Lewis or Stokes Ellis to Centennial (or vice versa), either orally or in writing, or obtained by Centennial from a third party or any other source, concerning any aspect of the business or affairs of Stokes Ellis or Stokes or their Affiliates (or vice versa), including without limitation, any information or material pertaining to products, formulae, specifications, designs, processes, plans, policies, procedures, employees, work conditions, legal and regulatory affairs, assets, inventory, discoveries, trademarks, patents, manufacturing, packaging, distribution, sales, marketing,

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expenses, financial statements and data, customer and supplier lists, raw materials, costs of goods and relationships with third parties. Confidential Information also includes any notes, analyses, compilations, studies or other material or documents prepared by the Parties which contain, reflect or are based, in whole or in part, on the Confidential Information. Notwithstanding the foregoing, Confidential Information shall not include information or material that (i) is publicly available or becomes publicly available through no action or fault of other Party, (ii) was already in a Party's possession or known to a Party prior to being disclosed or provided to that Party by or on behalf of the other Party provided, that, the source of such information or material was not bound by a contractual, legal or fiduciary obligation of confidentiality, known to Party, to the other Party or any other party with respect thereto, or (iii) was or is obtained by a Party from a third party, provided, that, such third party was not bound by a contractual, legal or fiduciary obligation of confidentiality to the other Party or any other party with respect to such information or material that is known to the Party which obtained the information from the third party.

         "Debentures" means the Senior Debentures to be issued by Centennial to Lewis at the Closing pursuant to Section 2.2.1 hereof as consideration for the sale of the Stokes Ellis Shares hereunder, together with any renewals, extensions or modifications thereof.

         "Disclosure Schedule" means the Schedules to this Agreement required to be prepared by Stokes Ellis and delivered to Centennial.

         "Employee Plan" means any "employee benefit plan," as defined in
Section 3(3) of ERISA, which is subject to any provisions of ERISA, and covers any employee, whether active or retired, of Stokes Ellis or Stokes.

         "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all Legal Requirements concerning pollution or protection of the environment, public health and safety, or employee health and safety, including Legal Requirements relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, toxic materials or other Hazardous Materials.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Financial Statements" shall have the meaning as set forth in Section 4.5.

         "GAAP" means United States generally accepted accounting principles, as amended from time to time.

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         "Governmental Entity" means any court, federal, state, local or foreign government or any administrative agency or commission or any other governmental authority or instrumentality whatsoever.

         "Hazardous Substances" means any hazardous, toxic or infectious substance, material, gas or waste which is regulated by any Governmental Entity.

         "Hoopeston" means Hoopeston Foods Denver Corp, which, pursuant to a Co-Pack and Warehousing Agreement with Stokes Canning Company, a wholly-owned subsidiary of Stokes Ellis, dated January 26, 2001, and various other agreements, provides for Hoopeston to operate the canning and food production plant owned by Stokes located at 5950 High Street, Denver, Colorado 80216.

         "Indebtedness" means, when used with reference to any Person, without duplication, (i) any Liability of such Person created or assumed by such Person, or any Subsidiary thereof, (A) for borrowed money, (B) evidenced by a bond, note, debenture, or similar instrument (including a purchase money obligation, deed of trust or mortgage) given in connection with the acquisition of, or exchange for, any property or assets (other than inventory or similar property acquired and consumed in the Ordinary Course of Business), including securities and other indebtedness, (C) in respect of letters of credit issued for such Person's account and "swaps" of interest and currency, exchange rates (and other interest and currency exchange rate hedging agreements) to which such Person is a party or (D) for the payment of money as lessee under leases that should be, in accordance with GAAP recorded as capital leases for financial reporting purposes; (ii) any Liability of others described in the preceding clause (i) guaranteed as to payment of principal or interest by such Person or in effect guaranteed by such Person through an agreement, contingent or otherwise, to purchase, repurchase, or pay the related Indebtedness or to acquire the security therefor; (iii) all Liabilities or obligations secured by a Lien upon property owned by such Person and upon which Liabilities or obligations such Person customarily pays interest or principal, whether or not such Person has assumed or become liable for the payment of such liabilities or obligations; and (iv) any amendment, renewal, extension, revision or refunding of any such Liability or obligation.

         "Indemnified Party" has the meaning set forth in Section 9.4.

         "Indemnifying Party" has the meaning set forth in Section 9.4.

         "Intellectual Property" means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part revisions, extensions, and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all-goodwill associated therewith, and all applications registrations, and renewals in connection therewith; (iii) all copyrightable works,

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together with all copyrights and all applications, registrations, and renewals in connection therewith; (iv) all trade secrets and confidential business information (including recipes, ideas, research and development, know-how, formulas, formulations, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (v) all computer software (including data and related documentation); (vi) all other proprietary rights; and (vii) all copies and tangible embodiments thereof (in whatever form or medium).

         "IPO" means, with respect to Centennial, (i) the completed initial offering and sale of a minimum of 1,550,000 shares of Centennial's common stock to the public at a minimum price of $5.00 per share in an offering registered under the provisions of the Securities Act and described in Centennial's registration statement on Form SB-2 to be filed with the SEC, and (ii) Centennial common stock being quoted on the NASDAQ SmallCap Market.

         "JEL" has the meaning set forth in the first paragraph hereof.

         "JML" has the meaning set forth in the first paragraph hereof.

         "Knowledge" means that a Party is actually aware of the fact or matter in question.

         "Legal Requirement" means any statute, law, ordinance, rule, regulation, permit, order, writ, judgment, injunction, decree or award issued, enacted or promulgated by any Governmental Entity or any arbitrator with binding authority on a Party or Parties, as the case may be.

         "Lewis" has the meaning set forth in the first paragraph hereof.

         "Lewis Indemnified Party" has the meaning set forth in Section 9.3.

         "Liability" means any liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including, but not limited to, any liability for Taxes.

         "Licenses" has the meaning set forth in Section 4.14 below.

         "Lien" means all liens (including judgment and mechanics' liens, regardless of whether liquidated), mortgages, assessments, security interests, easements, pledges, trusts (constructive or otherwise), deeds of trust, options or other charges, encumbrances or restrictions.

         "Loan Agreement" means the Senior Subordinated Loan Agreement between Centennial as borrower, and Lewis, as lender, together with any modifications thereof, to be dated as of the Closing.

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         "Losses" means any and all losses, damages, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interests from the date of such damages), and costs and expenses (including without limitation reasonable attorneys' fees and disbursements of every kind, nature and description).

         "Material Adverse Effect" means any event, effect, development, occurrence or circumstance, individually or when taken together with all other such events, effects, developments, occurrences or circumstances, causing, resulting in or having a material adverse effect on (i) the business, assets, results of operations, properties or condition (financial or otherwise) of Stokes Ellis, Stokes or Centennial, as applicable; or (ii) the legal right or authorization of Stokes Ellis, Stokes or Centennial, as applicable, to continue to operate its business as a going concern.

         "Material Contracts" means with respect to Stokes Ellis and Stokes (i) any union contract or any employment or consulting contract or arrangement providing for future compensation, written or oral, with any officer, director or employee which is not terminable on thirty (30) days notice or less without penalty or obligation to make payments related to such termination; (ii) any plan contract or arrangement, whether written or oral, providing for bonuses, pensions, deferred compensation, severance pay or benefits, retirement payments, profit sharing or the like; (iii) any existing broker agreement, lease sale or purchase agreement, distribution agreement, volume purchase agreement, or similar agreement in which the annual amount involved in fiscal 2002 exceeded or is expected to exceed $20,000 in aggregate amount; (iv) except for trade indebtedness incurred in the Ordinary Course of Business, any Indebtedness incurred in the acquisition of companies or other entities or Indebtedness for borrowed money by way of direct loan, sale of debt securities, recourse obligations on lease sales, purchase money obligation, conditional sale, guarantee, leasehold obligations or otherwise; (v) any contract containing covenants purporting to limit in any way the freedom of Stokes Ellis or Stokes to compete in any line of business or in any geographic area; (vi) any agreement of indemnification; (vii) any agreement, contract or commitment relating to capital expenditures and which involve future payments in excess of $25,000 in the aggregate by Stokes Ellis or Stokes; (viii) any agreements, contracts or commitments relating to the disposition of assets, including any intangible assets or Intellectual Property rights (other than inventory), which involve payments in excess of $25,000 in the aggregate by Stokes Ellis or Stokes; (ix) any contracts with a Governmental Entity subject to price redetermination or renegotiation; or (x) all insurance policies of Stokes Ellis and Stokes; (xi) all equipment leases of Stokes Ellis and Stokes in which Stokes Ellis or Stokes is lessee and which involve payments in excess of $20,000 in the aggregate; or
(xii) any other agreement, contract or commitment which is material to Stokes Ellis or Stokes. "Material Contracts" with respect to Centennial means any agreement, contract or commitment which Centennial files or is required to file with its SEC reports.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency and, where appropriate, in accordance with formulas).

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         "Party" has the meaning set forth in the preamble to this Agreement.

         "Permitted Liens" means (i) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings; (ii) purchase money Liens and Liens securing rental payments under capital lease arrangements; (iii) statutory Liens, such as mechanic's, materialman's, warehouseman's, carrier's or other like Liens, incurred in good faith in the Ordinary Course of Business, provided that the underlying obligations relating to such Liens are paid in the Ordinary Course of Business, or are being contested diligently and in good faith by appropriate proceedings and as to which the applicable obligor has set aside reserves on its books reasonably satisfactory to Centennial, or the payment of which obligations are otherwise secured in a manner reasonably satisfactory to Centennial; and (iv) zoning ordinances, easements, licenses, reservations, provisions, covenants, conditions, waivers or restrictions on the use of Property and other title exceptions, in each case, that are reasonably acceptable to Centennial.

         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, business enterprise, or a governmental entity (or any department, agency, or political subdivision thereof), or any other legal entity, whether acting in an individual, fiduciary or other capacity.

         "Real Property" has the meaning as set forth in Section 4.8.

         "Requisite Regulatory Approvals" has the meaning as set forth in
Section 3.6.9.

         "SEC" means the United States Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Stokes" means Stokes Canning Company, a wholly owned Subsidiary of Stokes Ellis.

         "Stokes Deed of Trust" means the deed of trust in the form attached hereto as Exhibit 1-A to be executed by Stokes at the Closing to grant a deed of trust/mortgage on the real property owned by Stokes as security for the Stokes Guaranty.

         "Stokes Ellis" has the meaning set forth in the first paragraph hereof.

         "Stokes Ellis Guaranty Agreement" means the guaranty agreement in the form attached hereto as Exhibit 1-B to be executed by Stokes Ellis at the Closing to fully and unconditionally guarantee all obligations of Centennial under the Debentures and Loan Agreement.

         "Stokes Ellis Security Agreement" means the pledge and security agreement in the form attached hereto as Exhibit 1-C to be executed by Stokes Ellis at the Closing to pledge and grant a security interest in all assets of Stokes Ellis as security for the Stokes Ellis Guaranty.

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         "Stokes Ellis Shares" has the meaning set forth in the Recitals.

         "Stokes Ellis Stock" means shares of Common Stock, $.01 par value, of Stokes Ellis.

         "Stokes Guaranty Agreement" means the guaranty agreement in the form attached hereto as Exhibit 1-D to be executed by Stokes at the Closing to fully and unconditionally guarantee all obligations of Centennial under the Debentures and Loan Agreement.

         "Stokes Security Agreement" means the pledge and security agreement in the form attached hereto as Exhibit 1-E to be executed by Stokes at the Closing to pledge and grant a security interest in all assets of Stokes as security for the Stokes Guaranty.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax or contribution of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Threshold Amount" has the meaning set forth in Section 9.9.2.

                                   ARTICLE II
                                 STOCK PURCHASE

         2.1 Sales and Transfer of Stock. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction (or waiver by the Party whose obligations hereunder are subject to such satisfaction) of the conditions set forth in this Agreement, on the Closing Date, Lewis shall sell, convey, assign, transfer and deliver to Centennial, and Centennial shall purchase and acquire from Lewis, all of the Stokes Ellis Shares owned by Lewis, which constitutes 100% of the issued and outstanding capital stock of Stokes Ellis. Lewis shall transfer to Centennial good and marketable title to such Stokes Ellis Shares, free and clear of all liens, security interests and encumbrances.

         2.2 Consideration. The following is the consideration to be paid to Lewis for the sale of the Stokes Ellis Shares:

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                  2.2.1 Centennial shall issue to Lewis Debentures in an
aggregate principal amount equal to $10,000,000.00, payable in United States dollars in accordance with the terms thereof, which Debentures shall be substantially in the form to be attached hereto as Exhibit 2.2.1. The Debentures are subject to the terms of the Loan Agreement and other loan instruments referenced therein. The number, principal amount and payee of the Debentures to be issued are set forth on Schedule 2.2.1 hereof.

                                   ARTICLE III
                                     CLOSING

         3.1 Closing. The consummation of the purchase of the Stokes Ellis Shares by Centennial and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Centennial, located at 400 Inverness Parkway, Suite 200, Englewood, Colorado 80112, on such date that all of the conditions to Closing are satisfied including, without limitation, the satisfaction of the condition set forth in Section 3.7.6 that Centennial shall have consummated the IPO (the "Closing Date"), or such other date and place as the Parties may mutually agree. The Closing shall be carried out and completed in accordance with the escrow provisions set forth in Section 3.8 below.

         3.2 Mutual Deliveries at Closing. Provided that all of the conditions to the Closing set forth in Sections 3.6 and 3.7 below have been satisfied or waived by the Party benefitting therefrom, the appropriate Parties or Persons shall execute and deliver or cause to be delivered to the appropriate Parties at Closing the following:

                  3.2.1    The Loan Agreement;

                  3.2.2 All other required loan instruments as specified in the Loan Agreement.

         3.3 Deliveries of Lewis at Closing. Provided that all of the conditions to the Closing set forth in Sections 3.6 and 3.7 below have been satisfied or waived by the Party benefitting therefrom, Lewis shall execute and deliver or cause to be delivered to Centennial at the Closing the following documents:

                  3.3.1 The original stock certificates for all of the Stokes Ellis Shares along with a duly executed stock power in favor of Centennial for such certificates; and

                  3.3.2 Such other documents and instruments as may be specified in this Agreement or otherwise reasonably requested by Centennial in order to consummate the transactions contemplated hereby.

         3.4 Stokes Ellis' Deliveries at Closing. Provided that all of the conditions to the closing set forth in Sections 3.6 and 3.7 below have been satisfied or waived from the Party benefitting therefrom, Stokes Ellis shall execute and deliver or cause to be delivered to Centennial at the Closing the following:

                  3.4.1 An Officer's Certificate of Stokes Ellis dated the Closing Date substantially in the form of Exhibit 3.4 hereto;

                  3.4.2 Stokes Ellis' and Stokes original minute books, such minute books to contain (i) original Articles of Incorporation and all amendments thereto, or copies thereof if the originals are unavailable; (ii) bylaws presently in effect; (iii) stock transfer records together with all available canceled stock certificates; and (iv) all minutes of meetings or consents in lieu of such meetings of board of directors and shareholders;

                  3.4.3 A good standing certificate of Stokes Ellis and Stokes, dated within forty five (45) business days of the Closing Date, for each jurisdiction in which Stokes Ellis or Stokes is required to be qualified and authorized to do business;

                  3.4.4 Minutes of the board of directors and shareholders of Stokes Ellis authorizing and approving this Agreement and the transactions contemplated herein;

                  3.4.5 The resignations of all of the officers and directors of Stokes Ellis and Stokes effective as of the Closing Date;

                  3.4.6 The Disclosure Schedule required to be submitted to Centennial by Stokes Ellis and JEL; and

                  3.4.7 Such other documents and instruments as may be specified in this Agreement or otherwise reasonably requested in writing by Centennial in order to consummate the transactions contemplated hereby.

         3.5 Centennial's Deliveries at Closing. Provided that all of the conditions to the Closing set forth in Sections 3.6 and 3.7, below, have been satisfied or waived by the Party benefitting therefrom, Centennial shall execute and deliver or cause to be delivered to Lewis at the Closing the following:

                  3.5.1 The Debentures in accordance with Section 2.2.1 above;

                  3.5.2 The Stokes Guaranty Agreement, the Stokes Security Agreement and the Stokes Deed of Trust;

                  3.5.3 The Stokes Ellis Guaranty Agreement and Stokes Ellis Security Agreement;

                  3.5.4 All documents necessary to perfect Lewis' security interest in collateral to be pledged by Centennial, Stokes Ellis and Stokes, as described and granted in the Loan Agreement, the Stokes Security Agreement, the Stokes Deed of Trust and the Stokes Ellis Security Agreement;

                  3.5.5 A good standing certificate of Centennial, dated within forty five (45) business days of the Closing Date, for each jurisdiction in which Centennial is required to be qualified and authorized to do business;

                  3.5.6 Minutes of the board of directors and shareholders of Centennial authorizing and approving this Agreement and the transactions contemplated herein;

                  3.5.7 The Indemnification Agreement in the form attached hereto as Exhibit 3.5.7; and

                  3.5.8 Such other documents and instruments as may be specified in this Agreement or otherwise reasonably requested in writing by Lewis in order to consummate the transactions contemplated hereby.

         3.6 Conditions of Centennial. Centennial's obligations hereunder to consummate the transactions hereunder are subject to the satisfaction, at or prior to the Closing, of all of the following conditions:

                  3.6.1 Representations and Warranties True; Performance of Obligations. The representations and warranties made by Stokes Ellis and JEL in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date with the same force and effect as if they had been made on and as of said date; and Stokes Ellis and Lewis shall have in all material respects performed all of the obligations and complied with each and all of the covenants required to be performed or complied with by them on or prior to the Closing Date.

                  3.6.2 Material Adverse Effect. No act, event or condition shall have occurred which Centennial determines in its reasonable discretion has had or could have a Material Adverse Effect on Stokes Ellis or Stokes.

                  3.6.3 Authorizations and Approvals. All authorizations, approvals or consents, if any, from third parties, including from any Governmental Entity or other Person, required to be obtained by Lewis and Stokes Ellis shall have been obtained.

                  3.6.4 Investigation of Stokes Ellis. Centennial shall have concluded (through its representatives, accountants, counsel and other experts) a due diligence investigation of the business, condition (financial, legal and other), properties, assets, prospects, operations and affairs of Stokes Ellis and Stokes.

                  3.6.5 Deliveries. Centennial shall have received from the appropriate Party or Person, the delivery obligations set forth in Sections 3.2 through 3.4 above.

                  3.6.6 Disclosure Schedule. Centennial shall be satisfied with the Disclosure Schedule delivered by Stokes Ellis and JEL in accordance with Section 3.4.6 above.

                  3.6.7 No Claims. There shall not be instituted and pending or threatened any Claims before any Governmental Entity (i) challenging or otherwise seeking to restrain or prohibit the consummation of the transactions contemplated hereby, or (ii) seeking to prohibit the direct or indirect ownership or operation by Centennial of all or a material portion of the business or assets of Stokes Ellis, or to compel Centennial or Stokes Ellis to dispose of or hold separate all or a material portion of the business or assets of Stokes Ellis or Centennial.

                  3.6.8 Corporate Action. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments, releases and documents referenced herein or incident to the transactions contemplated hereby shall be in form and substance satisfactory to Centennial and its counsel.

                  3.6.9 Requisite Regulatory Approvals. All notices or filings required to be made, all authorizations, permits, certificates, registrations, consents, approvals or orders required to be obtained, and all waiting periods required to expire, prior to the consummation of the transactions contemplated by this Agreement under applicable federal law of the United States or applicable laws of any state having jurisdiction over the transactions contemplated by this Agreement or the businesses conducted by the Parties or any Affiliate or Subsidiary of any Party (collectively, the "Requisite Regulatory Approvals") shall have been obtained or expired, as the case may be, without the imposition of any condition which is materially burdensome upon Centennial or any Party or Person to be affected by such condition.

                  3.6.10 IPO Completed. The IPO of Centennial shall have been closed.

         3.7 Conditions of Stokes Ellis and Lewis. Stokes Ellis' and Lewis' obligations hereunder to consummate the transactions hereunder are subject to the satisfaction, at or prior to the Closing, of the following conditions:

                  3.7.1 Representations and Warranties True; Performance of Obligations. The representations and warranties made by Centennial in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date with the same force and effect as if they had been made on and as of said date; and Centennial shall have in all material respects performed all of the obligations and complied with each and all of the covenants required to be performed or complied by it on or prior to the Closing Date.

                  3.7.2 Authorizations and Approvals. All authorizations, approvals or consents, if any, from third parties, including from any Governmental Entity or other Person, required to be obtained by Centennial shall have been obtained.

                  3.7.3 Deliveries. Stokes Ellis or Lewis, as applicable, shall have received from Centennial the delivery obligations set forth in Sections 3.2 and 3.5 above.

                  3.7.4 No Claims. There shall not be instituted and pending or threatened any Claims before any Governmental Entity (i) challenging or otherwise seeking to restrain or prohibit the consummation of the transactions contemplated hereby, or (ii) seeking to prohibit the direct or indirect ownership or operation by Centennial of all or a material portion of the business or assets of Stokes Ellis, or to compel Centennial or Stokes Ellis to dispose of or hold separate all or a material portion of the business or assets of Stokes Ellis or Centennial.

                  3.7.5 Requisite Regulatory Approvals. The Requisite Regulatory Approvals shall have been obtained or expired, as the case may be, without the imposition of any condition which is materially burdensome upon Stokes Ellis or any Party or Person to be affected by such condition.

                  3.7.6 IPO Completed. The IPO of Centennial shall have been closed.

         3.8 Escrow. On or prior to the date that the registration statement filed with the SEC for the IPO becomes effective, the Parties hereto shall execute all of the documents to be delivered at Closing as set forth in Sections 3.2 through 3.5 above and deliver such originally executed documents to an escrow agent appointed in the manner set forth below. The documents will be held by the escrow agent in escrow, subject to instructions to deliver the documents as follows:

         Upon closing of the IPO, to the recipients entitled to receive such documents at the Closing as provided under Sections 3.2 through 3.5 above; or

         If this Agreement is terminated prior to closing the IPO pursuant to
         Section 8.1 hereof, to the Parties who executed and delivered such documents to the escrow agent.

The escrow agent shall be selected and appointed by mutual agreement of JEL and Centennial. The above instructions and the other terms and conditions of the escrow arrangement shall be set forth in a written escrow agreement mutually acceptable to JEL, Centennial and the escrow agent. The fees of the escrow agent and other costs and expenses of such escrow shall be paid by Centennial under
Section 7.5 hereof.

                                    ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF STOKES ELLIS AND JEL

         Stokes Ellis and JEL, jointly and severally, represent and warrant to Centennial that (except for changes contemplated by this Agreement and except as set forth in the Disclosure Schedule attached hereto), each of the following statements is true, correct and complete as of the date of this Agreement and the Closing Date:

         4.1 Organization and Standing, Articles and Bylaws. Stokes Ellis and Stokes are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and Colorado, respectively, have full power and authority to own their assets and properties and to carry on their business as presently conducted. Stokes Ellis and Stokes are duly qualified and authorized to do business, and are in good standing as a foreign corporation, in each jurisdiction where the nature of their activities or of their properties (both owned and leased) make such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect. Stokes Ellis has furnished Centennial with copies of the Articles of Incorporation and Bylaws, as amended to the date hereof, of both Stokes Ellis and Stokes. Said copies are true, correct and complete and contain all amendments through the Closing Date.

         4.2 Authorization. All actions on the part of Lewis and all corporate action on the part of Stokes Ellis, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the documents contemplated hereby, the performance of all of Stokes Ellis' and Lewis' obligations hereunder and thereunder have been taken prior to the Closing. This Agreement and the documents contemplated hereby, when executed and delivered, shall constitute valid and legally binding obligations of Stokes Ellis and Lewis enforceable in accordance with their respective terms.

         4.3 Subsidiaries. Other than Stokes and Produce Finance, LLC, a Colorado limited liability company, both of which are wholly-owned by Stokes Ellis, Stokes Ellis has no Subsidiaries and does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, nor is Stokes Ellis, directly or indirectly, a participant in any joint venture, partnership or other entity. Produce Finance, LLC is an inactive Subsidiary.

         4.4 Capitalization. The authorized capital stock of Stokes Ellis consists of 3,000 shares of voting Common Stock, $.01 par value, and 10 shares are issued and outstanding as of the date of this Agreement. Lewis is the record and beneficial holder of all of the issued and outstanding shares of Stokes Ellis Common Stock, with JEL owing 5 shares and JML owning 5 shares. All of the Stokes Ellis Shares have been duly authorized and validly issued and are fully paid and non-assessable.

         Other than the foregoing, there are no outstanding shares of Stokes Ellis Stock, preferred stock or any other equity securities of Stokes Ellis, and there are no options, warrants, calls, conversion rights, preemptive rights, commitments or agreements of any character to which Stokes Ellis or Lewis may be bound that do or may obligate Stokes Ellis or Lewis to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Stokes Ellis Stock, preferred stock or other equity securities or that do or may obligate Stokes Ellis or Lewis to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement. There are no outstanding arrangements, agreements, commitments or understandings of any kind affecting or relating to the voting, issuance, purchase, redemption, repurchase or transfer of any capital stock of Stokes Ellis or any other securities of Stokes Ellis. Stokes Ellis and Lewis have not, or prior to the Closing will have not, become a party to or subject to any contract or obligation wherein any Person has a right or option to purchase or acquire any rights in any capital stock or securities of Stokes Ellis. Lewis owns of record and beneficially, and has title to all of the Stokes Ellis Shares, free and clear of all Claims and Liens.

         4.5 Financial Statements. True, complete and correct copies of Stokes Ellis' financial statements [containing (1) audited balance sheet as of December 31, 2002, and 2001, and statements of income, cash flows and stockholders' equity for the years ended December 31, 2001, and 2002, and (2) unaudited balance sheet as of March 31, 2003, and 2002, and statements of income, cash flows and stockholders' equity for the fiscal quarters then ended (collectively, the "Financial Statements")], have been delivered to Centennial. The Financial Statements have been prepared in accordance with GAAP consistently applied and fairly present the financial position of Stokes Ellis as of the dates thereof and the results of its operations and cash flows for the periods then ended. There are no Stokes Ellis Liabilities, direct or indirect, fixed or contingent, which are not reflected in the balance sheet as of March 31, 2003, except for Liabilities incurred in the Ordinary Course of Business subsequent to March 31, 2003, which, either individually or in the aggregate, would not be material. To the Knowledge of JEL, there is no Basis for any assertion against Stokes Ellis of any material Liability or material obligation of any nature whatsoever that is not fully reflected in the Financial Statements which, either individually or in the aggregate, would be material. Since the date of the Financial Statements, there have been no material changes in Stokes Ellis' accounting policies.

         4.6 Material Contracts. Schedule 4.6 to the Disclosure Schedule hereto contains a complete and accurate list of all Material Contracts to which Stokes Ellis or Stokes is a party or bound. True, correct and complete copies of all Material Contracts listed on Schedule 4.6 to the Disclosure Schedule have been furnished by Stokes Ellis to Centennial. Each Material Contract so listed is a valid and binding obligation of Stokes Ellis or Stokes and is enforceable against Stokes Ellis or Stokes and the other Person or Persons thereto, in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and subject to the availability of equitable remedies. To the Knowledge of JEL and subject to obtaining any necessary waivers at or prior to Closing, Stokes Ellis and Stokes have performed all material obligations required to be performed by them to date and are not in material default under or in breach of any material term or provision of any Material Contract to which Stokes

Ellis or Stokes is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such a default or breach under any Material Contract. To the Knowledge of JEL, no party with whom Stokes Ellis or Stokes has a Material Contract is in default of its obligations thereunder. Except as otherwise set forth on Schedule 4.6, no consent or approval of any party to any of the Material Contracts is necessary in order to permit Stokes Ellis to consummate the transactions contemplated hereby.

         4.7 Assets Other Than Real Property. Stokes Ellis and Stokes have title to all properties and assets (other than real property which is subject to Section 4.8, below) owned or leased by Stokes Ellis or Stokes, free and clear of all Liens except for: (i) Liens for current Taxes not yet due and payable which have been fully reserved for; (ii) Liens, if any, that are not substantial in character, amount or extent and do not detract materially from the value, or interfere with present use or the sale or other disposition, of the property subject thereto or affected thereby, and (iii) Liens set forth on Schedule 4.7 . The assets and properties of Stokes Ellis and Stokes constitute all the assets, properties, rights, privileges and interests necessary for the operation of Stokes Ellis' and Stokes' businesses; provided, however, that no representation or warranty is made as to the physical condition or current state of repair of such properties or assets.

         4.8 Real Property. Schedule 4.8 to the Disclosure Schedule hereto contains an accurate list and general description of all real property fee interests owned by Stokes Ellis or Stokes (the "Real Property"). Schedule 4.8 to the Disclosure Schedule further contains a complete and accurate list of Stokes Ellis' or Stokes' other real property interests pursuant to leases, subleases, licenses or other agreements. Stokes Ellis or Stokes has good and marketable title in and to the Real Property, free and clear of all Liens and Claims, except for (i) Liens and Claims and other matters recorded in the real property records, and (ii) other matters as described in the Disclosure Schedule. To the extent it has had operations thereon, the activities of Stokes Ellis or Stokes with respect to the Real Property are in all material respects permitted and authorized by applicable zoning laws, ordinances and regulations and all laws and regulations of any Governmental Entity. The buildings and other improvements on the Real Property are in the aggregate sufficient to conduct such current business activities as are conducted at such facilities; provided, however, that no representation or warranty is made as to the physical condition or current state of repair of such Real Property, including the improvements thereon.

         4.9 No Conflicts. Neither the execution and delivery nor the performance of this Agreement by Stokes Ellis and Lewis will result in any of the following: (i) a default or an event that, with notice or lapse of time or both, could be a default, breach or violation of (A) the Articles of Incorporation or Bylaws of Stokes Ellis or Stokes, (B) any Material Contract;
(ii) the termination of any Material Contract or the acceleration of the maturity of any Indebtedness or other material obligation of Stokes Ellis, Stokes or Lewis; (iii) the creation or imposition of any Lien (except for Permitted Liens) on any of the assets or properties of Stokes Ellis, Stokes or Lewis; (iv) the creation or imposition of any Lien on any shares of the Stokes Ellis Stock; or (v) a violation or breach of any known writ, injunction or decree of any Governmental Entity or arbitrator to which Stokes Ellis or Stokes is a party or by which any of its properties are bound.

         4.10 Litigation. There are no Claims before any court or administrative agency pending or, to the Knowledge of JEL, currently threatened against or with respect to Stokes Ellis or Stokes, which question the validity of this Agreement or any action taken or to be taken in connection herewith, or which, individually or in the aggregate, might result in a Material Adverse Effect, or in any material impairment of the right or ability to carry on their businesses as now conducted or as proposed to be conducted, or in any material Liability or Loss on the part of Stokes Ellis or Stokes. Stokes Ellis and Lewis are not a party or subject to, and none of their assets are bound by, the provisions of any order, writ, injunction, judgment, or decree of any Governmental Entity or arbitrator known to Stokes Ellis.

         4.11 Taxes. Stokes Ellis has no Liability for any federal, state or local Taxes, except for Taxes which have accrued and are not yet payable. Stokes Ellis has filed or caused to be filed all Tax Returns required under applicable law to be filed on or before the Closing Date, Stokes Ellis has paid or made provision for all Taxes and other charges which have or may become due for the periods covered by such Tax Returns, and all such Tax Returns are true, correct and complete in all material respects. None of the Tax Returns of Stokes Ellis are currently under investigation or audit, nor is an investigation or audit pending to the Knowledge of JEL. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Stokes Ellis Tax Return for any period. The accounting treatment of all items of income, gain, loss, deduction and credit as reported on all Tax Returns and estimates filed by or on behalf of Stokes Ellis are true, correct and complete in all material respects, and all deferred Taxes and all Taxes due for the period ending on the Closing Date have been accrued on the Balance Sheet as of March 31, 2003. No Claim has ever been made by any Governmental Entity in a jurisdiction where Stokes Ellis does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. All Taxes owed by Stokes Ellis or which Stokes Ellis is obligated to withhold from amounts owed or owing to any employee, independent contractor, stockholder, creditor or third party have been paid. There are no unresolved Claims concerning Stokes Ellis' Tax Liability, and to the Knowledge of JEL, no Basis for any such Claims exist.

         4.12 Employees. Schedule 4.12 to the Disclosure Schedule hereto sets forth a complete list of all current employees of Stokes Ellis and Stokes, together with each employee's tenure, title or job classification, and the current annual rate of compensation payable to each such employee. With respect to Stokes Ellis and Stokes, and to the Knowledge of JEL, with respect to Hoopeston, there are no unfair labor practice complaints, strikes, slowdowns, stoppages or other controversies pending or threatened, attempts to unionize or controversies threatened relating to, any of their respective employees. None of Stokes Ellis, Stokes and, to the Knowledge of JEL, Hoopeston, is a party to any collective bargaining agreement with respect to any of its employees or to a written employment contract with any of its employees. There are no understandings with respect to the employment of any officer or employee of Stokes Ellis or Stokes which are not terminable by Stokes Ellis or Stokes without Liability on not more than thirty (30) days' notice. No officer, director, or employee is entitled to receive any payment of any amount under any existing agreement, Benefit Arrangement, Employment Plan or other benefit, or to the accrual or vesting of any other benefit or payment as a result of the consummation of any transactions contemplated by this Agreement. Stokes Ellis and Stokes have complied with all applicable Legal Requirements which govern workers' compensation, equal employment opportunity and equal pay. Stokes Ellis' and Stokes' employment of each of its employees is in compliance with all immigration and naturalization laws of the United States.

         4.13 Consents. Except as set forth on the Disclosure Schedule, no consents, approvals' orders, or authorizations of, or registrations, qualifications, designations, declarations or filings with, any Governmental Entity or under any Material Contract, is or will be required on the part of Stokes Ellis or Stokes in connection with the valid execution and delivery of this Agreement and the sale of the Stokes Ellis Shares, or the consummation of any other transaction contemplated hereby.

         4.14 Operating Rights. Stokes Ellis and Stokes have all operating authority, licenses, franchises, permits, certificates, consents, rights and privileges (collectively, "Licenses") as are necessary or appropriate to the operation of its business as now conducted. Such Licenses are in full force and effect, no violations have been or are expected to have been recorded in respect of any such Licenses, and no proceeding is pending or to the Knowledge of JEL threatened, or to the Knowledge of JEL is any proceeding pending against Hoopeston, that could result in the revocation or limitation of any such Licenses held by Hoopeston. Stokes Ellis and Stokes have conducted their businesses so as to comply in all material respects with all such Licenses and, to the best of Lewis' Knowledge, Hoopeston has done likewise.

         4.15 Compliance with Applicable Laws. The properties, assets, business and operations of Stokes Ellis and Stokes have been and are being maintained and conducted in compliance with all Legal Requirements to which Stokes Ellis or Stokes is subject. No investigation or review by any Governmental Entity with respect to Stokes Ellis or Stokes is pending, or to the Knowledge of JEL, has any Governmental Entity indicated in writing to Stokes Ellis or Stokes any intention to conduct the same.

         4.16 Insurance. Schedule 4.16 to the Disclosure Schedule hereto sets forth an accurate list, as of the date of this Agreement, of all insurance policies carried by Stokes Ellis and Stokes and all insurance loss runs or workmen's compensation claims received for the past two (2) policy years, if any. Attached to Schedule 4.16 to the Disclosure Schedule are true, complete and correct copies of the summaries or declaration pages from the insurance companies of all applicable policies, all of which are in full force and effect. All premiums payable under all such policies have been paid and Stokes Ellis and Stokes are, to Lewis' Knowledge, otherwise in full compliance with the terms of such policies (or other policies providing substantially similar coverage). There is no threatened termination or rescission of, or material premium increase with respect to, any such policies.

         4.17 Absence of Changes. Except as set forth on Schedule 4.17 to the Disclosure Schedule, since March 31, 2003, (i) there has not been any change or amendment in the Articles of Incorporation, Bylaws or other governing instruments of Stokes Ellis or Stokes; (ii) any sale or issuance of, or grant of options or rights to acquire, any shares of stock or other securities of Stokes Ellis or Stokes or any declaration, setting aside, or payment of dividends or redemptions in respect of any shares of stock of Stokes Ellis, or any direct or indirect redemption, purchase or other acquisition of such stock of Stokes Ellis, or any agreement, understandings or commitments to do the same; (iii) any transfer or other disposition or pledge of, or the grant of options or rights to acquire, any of the outstanding shares of Stokes Ellis or Stokes; (iv) any amendment, termination or revocation of any Material Contract; (v) any sale, transfer, mortgage, pledge, or incurring of any Lien (other than Permitted Liens and sales in the ordinary course of business) of, on or affecting any of the assets of Stokes Ellis or Stokes valued at or above $10,000 individually or in the aggregate; (vi) any increase in the compensation paid or payable or in the fringe benefits provided to any employee of Stokes Ellis or Stokes, or the adoption of any Benefit Arrangements or Employee Plans not in existence in the fiscal year ended December 31, 2002; (vii) any damage, destruction or loss, whether or not covered by insurance, of any of the assets of Stokes Ellis or Stokes; (viii) any purchase or lease, or commitment for the purchase or lease, of equipment or other capital assets not disclosed in Stokes Ellis' Financial Statements which is in excess of the normal, ordinary and usual requirements of the business of Stokes Ellis or Stokes; (ix) any change that by itself or together with other changes, has had a Material Adverse Effect on Stokes Ellis or Stokes; (x) any agreement or arrangement made by Stokes Ellis, Stokes or any shareholder of Stokes Ellis to take any action which, if taken prior to the date of this Agreement, would have made any representation or warranty set forth in this Agreement untrue or incorrect in any material respect as of the date when made; (xi) the commencement or written notice or written threat of commencement of any Claim against Stokes Ellis, Stokes or any of their Affiliates; or (xii) any dividends or other distributions of cash, property or other assets to the shareholders of Stokes Ellis (except as otherwise permitted under Section 7.9 hereof).

         4.18 Employee Plans. Schedule 4.18 to the Disclosure Schedule hereto sets forth a complete list of all Employee Plans and Benefit Arrangements maintained, administered or contributed to, or otherwise participated in, by Stokes Ellis or Stokes. True and complete copies of each such Employee Plan or Benefit Arrangement, including amendments thereto, have been provided to Centennial, together with true and complete copies of (i) annual reports for the most recent three (3) years, (ii) all plan documents and the most recent summary plan description of each such Employee Plan, together with any modifications thereto, and (iii) the most recent favorable determination letter (if applicable) from the Internal Revenue Service for each such Employee Plan. None of the Employee Plans is a "multiemployer plan" as defined in Section 3(37) of ERISA or a "multiple employer plan" as covered in Section 412(c) of the Code, and Stokes Ellis and Stokes have not been obligated to make a contribution to any such multiemployer or multiple employer plan. All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Plan or

Benefit Arrangement and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Plan or Benefit Arrangement or accrued in accordance with past custom and practice of Stokes Ellis and Stokes. Each Employee Plan which is intended to be qualified under Section 401 (a) of the Code is so qualified and each trust maintained pursuant thereto is exempt from income tax under Section 501(a) of the Code. None of Stokes Ellis, Stokes, any Employee Plan, any trusts created thereunder, and any trustee, administrator nor any other fiduciary thereof has engaged in a "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the Code, or any breach of fiduciary duty as defined in Part 4 of Subtitle B of Title I of ERISA.

         4.19     Intellectual Property Rights.

                  4.19.1 Subject to all prior agreements entered into between Stokes and Hoopeston, copies of which have been furnished by Stokes Ellis to Centennial, Stokes Ellis and Stokes own, or have the right to use, sell or license all Intellectual Property necessary or required for the conduct of their businesses as presently conducted and such rights to use, sell or license are reasonably sufficient for such conduct of Stokes Ellis' and Stokes' businesses. Stokes Ellis and Stokes have taken reasonable actions designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary right in, all of its Intellectual Property.

                  4.19.2 Neither the license, sublicense or intended use of any Intellectual Property licensed or used by Stokes Ellis or Stokes or currently under development by Stokes Ellis or Stokes violates any license or agreement between Stokes Ellis or Stokes and any third party or, to the Knowledge of JEL, infringes any Intellectual Property of any other party; and there is not pending or to the Knowledge of JEL threatened any Claim contesting the validity, ownership or right to use, license or dispose of any Intellectual Property or that the proposed use, license or disposition thereof conflicts or will conflict with the rights of any other party.

         4.20     Environment, Health and Safety.

                  4.20.1 To the Knowledge of JEL, each of Stokes Ellis, Stokes and Hoopeston, has complied with all Environmental, Health and Safety Laws, except where failure to comply would not have a Material Adverse Effect, and no Claim or notice has been filed or commenced against either of them alleging any failure to so comply. Without limiting the generality of the preceding sentence, Stokes Ellis and Stokes have obtained and been in compliance with all of the terms and conditions of all Licenses and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in, all Environmental, Health, and Safety Laws, except where failure to comply would not have a Material Adverse Effect.

                  4.20.2 To the Knowledge of JEL, Stokes Ellis and Stokes have not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form a Basis known to Lewis for any present or future Claim against

Stokes Ellis or Stokes giving rise to any Liability, except where having done so would not have a Material Adverse Effect. To the Knowledge of JEL, Stokes Ellis and Stokes have no known Liability for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law which could have a Material Adverse Effect.

                  4.20.3 To the Knowledge of JEL, all properties used in Stokes Ellis' and Stokes' businesses, including the Real Property, are free of Hazardous Substances, except where the existence thereof would not have a Material Adverse Effect.

         4.21 Certain Transactions. Except as set forth on Schedule 4.21 of the Disclosure Schedule, there are no existing or pending transactions, nor are there any agreements or understandings, between Stokes Ellis and Stokes, on the one hand, and any shareholder, officer or director of Stokes Ellis or Stokes, or any Affiliates of any of them, on the other hand, including, without limitation, any transactions, arrangements or understandings relating to the purchase or sale of goods or services or the sale, lease or use of any of the assets of or by Stokes Ellis or Stokes, with or without adequate compensation, or to any indebtedness owed to or by Stokes Ellis or Stokes, in any amount whatsoever.

         4.22 Bank Accounts; Powers of Attorney. Schedule 4.22 of the Disclosure Schedule sets forth an accurate list, as of the date of this Agreement, of the following: (i) the name of each financial institution in which Stokes Ellis or Stokes has any account or safe deposit box; (ii) the names in which the accounts or boxes are held; (iii) the type of account; and (iv) the name of each person authorized to draw thereon or have access thereto. The Disclosure Schedule hereto also sets forth the name of each Person holding a general or special power of attorney from Stokes Ellis or Stokes and description of the terms of such power.

         4.23 Absence of Claims Against Stokes Ellis and Stokes. Except as set forth herein or in the Financial Statements, Lewis has no Claims against Stokes Ellis or Stokes.

         4.24 Employee Loans. There are no outstanding loans and/or other advances made by Stokes Ellis or Stokes to any of its officers, directors, shareholders, employees, agents or consultants.

         4.25 Brokers' Fees. Stokes Ellis and Lewis are not a party to or obligated under any agreement with any broker, agent, or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein will result in any liability to any broker, agent or finder.

         4.26 Burdensome Obligations. After giving effect to the transactions contemplated by this Agreement, the Loan Agreement and all related agreements and documents, (i) no Lender (A) will be a party to or be bound by any franchise, agreement, deed, lease or other instrument, or be subject to any restriction, which is so unusual or burdensome so as to cause a Material

Adverse Effect on Lender, and (B) intends to incur, or believes that it will incur, debts beyond its ability to pay such debts as they become due, and (ii) each Lender owns and will own Property, the fair salable value of which is (I) greater than the total amount of his or her liabilities (including contingent liabilities), and (II) greater than the amount that will be required to pay its then existing debts as they become absolute and matured. No Lender presently anticipates that future expenditures needed to meet the provisions of federal or state statutes, orders, rules or regulations will be so burdensome so as to have a Material Adverse Effect on Lender.

         4.27 Full Disclosure. Neither this Agreement, the representations and warranties by Stokes Ellis and Lewis contained herein, the Exhibits or Schedules hereto, nor any other written statement or certificate delivered or to be furnished to Centennial in connection herewith, when read together, contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not materially misleading, in light of the circumstances under which they were made. To the Knowledge of JEL, there is no fact which has not been disclosed to Centennial that would have a Material Adverse Effect or would affect the ability of Stokes Ellis and Lewis to perform their obligations under this Agreement.

                                    ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF CENTENNIAL

         Centennial represents and warrants to Stokes Ellis and Lewis that each of the following statements is true, correct and complete in all material respects as of the date of this Agreement and the Closing Date:

         5.1 Organization and Standing Articles and Bylaws. Centennial is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own its assets and properties and to carry on its business as presently conducted. Centennial is duly qualified and authorized to do business, and is in good standing as a foreign corporation, in each jurisdiction where the nature of its activities or of its properties (both owned and leased) make such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect. Centennial has furnished JEL with copies of its Articles of Incorporation and Bylaws, as amended to the date hereof. Said copies are true, correct and complete and contain all amendments through the Closing Date.

         5.2 Authorization. All corporate action on the part of Centennial, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the documents contemplated hereby, the performance of all of Centennial's obligations hereunder and thereunder have been taken prior to the Closing. This Agreement and the documents contemplated hereby, when executed and delivered, shall constitute valid and legally binding obligations of Centennial enforceable in accordance with their respective terms

         5.3 No Conflicts. Neither the execution and delivery nor the performance of this Agreement by Centennial will result in any of the following:
(i) a default or an event that, with notice or lapse of time or both, could be a default, breach or violation of (A) the Articles of Incorporation or Bylaws of Centennial, (B) any Material Contract; (ii) the termination of any Material Contract or the acceleration of the maturity of any Indebtedness or other material obligation of Centennial; (iii) the creation or imposition of any Lien (except for Permitted Liens) on any of the assets or properties of Centennial;
(iv) the creation or imposition of any Lien on any shares of stock of Centennial; or (v) a violation or breach of any known writ, injunction or decree of any Governmental Entity or arbitrator to which Centennial is a party or by which any of its properties are bound

         5.4 Consents. No consents, approvals' orders, or authorizations of, or registrations, qualifications, designations, declarations or filings with, any Governmental Entity or under any Material Contract, is or will be required on the part of Centennial in connection with the valid execution and delivery of this Agreement and the purchase of the Stokes Ellis Shares, or the consummation of any other transaction contemplated hereby.

         5.5 Brokers' Fees. Centennial is not a party to or obligated under any agreement with any broker, agent, or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein will result in any liability to any broker, agent or finder.

         5.6 Full Disclosure. Neither this Agreement, the representations and warranties by Centennial contained herein, the Exhibits or Schedules hereto, nor any other written statement or certificate delivered or to be furnished to Stokes Ellis or Lewis in connection herewith, when read together, contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not materially misleading, in light of the circumstances under which they were made. To the Knowledge of Centennial, there is no fact which has not been disclosed to Stokes Ellis and Lewis that would have a Material Adverse Effect or would affect the ability of Centennial to perform its obligations under this Agreement.

                                   ARTICLE VI
                       CONDUCT OF BUSINESS PENDING CLOSING

         During the period commencing on the date hereof and through the Closing Date, Lewis and Stokes shall comply with the following:

         6.1 Qualification. Stokes Ellis and Stokes shall maintain all qualifications to transact business and remain in good standing in their jurisdiction of incorporation and in the foreign jurisdictions in which Stokes Ellis or Stokes owns or leases any property or conducts any business.

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

         6.2 Ordinary Course. Stokes Ellis and Stokes shall conduct their business in, and only in, the Ordinary Course of Business and, to the extent consistent with such business, shall not make or institute any unusual or novel methods of management, accounting, or operation that vary materially from those methods used by Stokes Ellis and Stokes as of March 31, 2003. Stokes Ellis and Stokes will use commercially reasonable efforts to preserve their business organization intact, to keep available to Stokes Ellis and Stokes their present officers and employees, and to preserve their present relationships with suppliers, customers, and others having business relationships with Stokes Ellis and Stokes. Stokes Ellis and Stokes shall maintain its properties and assets in such condition and repair as such properties and assets are in as of the date hereof.

         6.3 Corporate Changes. Stokes Ellis and Stokes shall not (i) amend its Articles of Incorporation or Bylaws (or equivalent documents); (ii) acquire by merging or consolidating with, or agreeing to merge or consolidate with, or purchase substantially all of the stock or assets of, or otherwise acquire, any business or any corporation, partnership, association or other business organization or division thereof; (iii) enter into any partnership or joint venture; (iv) except as provided in Section 7.9, declare, set aside, make or pay any dividend or other distribution in respect of its capital stock or purchase or redeem, directly or indirectly, any shares of its capital stock; (v) issue or sell any shares of its capital stock of any class or any options, warrants, conversion or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares; or (vi) liquidate or dissolve or obligate itself to do so.

         6.4 Indebtedness. Stokes Ellis and Stokes shall not incur any Indebtedness, sell any debt securities or lend money to or guarantee the Indebtedness of any Person. Stokes Ellis and Stokes shall not restructure or refinance their existing Indebtedness.

         6.5 Accounting. Stokes Ellis and Stokes shall not make any change in the accounting principles, methods or practices followed by them or depreciation or amortization policies or rates heretofore adopted by them. Stokes Ellis and Stokes shall maintain their books, records, and accounts in accordance with GAAP applied on a basis consistent with that of prior periods.

         6.6 Compliance with Legal Requirements. Stokes Ellis and Stokes shall comply promptly and in all material respects with all Legal Requirements imposed upon them, their operations and with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, Centennial in connection with any such requirements imposed upon Centennial, or upon any of its Affiliates, in connection therewith or herewith.

         6.7 Disposition of Assets. Except in the Ordinary Course of Business, Stokes Ellis and Stokes shall not sell, transfer, license, lease or otherwise dispose of, or suffer or cause the encumbrance by any Lien other than Permitted Liens upon any of their properties or assets, tangible or intangible, or upon any interest therein.

         6.8 Compensation. Except in the Ordinary Course of Business, Stokes Ellis and Stokes shall not (i) adopt or amend in any material respect any collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, Employee Plan, Benefit Arrangement, or any other agreement, trust, fund or arrangement for the benefit of employees other than to comply with any Legal Requirement; or (ii) pay, or make any accrual or arrangement for payment of, any increase in compensation, bonuses or special compensation of any kind, or any severance or termination pay to, or, except as contemplated by Section 7.9 hereof and other provisions of this Agreement, enter into any employment or loan or loan guarantee agreement with, any shareholder or any current or former officer, director, employee or consultant of Stokes Ellis.

         6.9 Modification or Breach of Agreements; New Agreements. Except in the Ordinary Course of Business, Stokes Ellis and Stokes shall not terminate or modify, or commit or cause or, suffer to be committed any act that will result in breach or violation of any term of or (with or without notice or passage of time, or both) constitute a default under or otherwise give any Person a basis for nonperformance under, any Material Contract, written or oral. Stokes Ellis and Stokes shall refrain from becoming a party to any contract or commitment other than in the Ordinary Course of Business. Stokes Ellis and Stokes shall meet all of its contractual obligations in accordance with their respective terms.

         6.10 Capital Expenditures. Except in the Ordinary Course of Business, except for capital expenditures or commitments necessary to maintain their properties and assets in good condition and repair (the amount of which shall not exceed $20,000 individually or in the aggregate), Stokes Ellis and Stokes shall not purchase or enter into any contract to purchase any capital assets without informing Centennial of the same in writing.

         6.11 Consents. Stokes Ellis and Stokes shall use commercially reasonable efforts to obtain any consent, authorization or approval of, or exemption by, any Governmental Entity or Person required to be obtained or made by any Party hereto in connection with the transactions contemplated hereby or the taking of any action in connection with the consummation thereof.

         6.12 Maintenance of Insurance. Stokes Ellis and Stokes shall maintain their policies of insurance in full force and effect on substantially the same terms and conditions as in effect on March 31, 2003, and shall not do, permit or willingly allow to be done any act by which any of said policies of insurance may be suspended, materially impaired or canceled.

         6.13 Discharge. Except in the Ordinary Course of Business, Stokes Ellis and Stokes shall not cancel, compromise, release or discharge any Claim of Stokes Ellis or Stokes upon or against any Person or waive any right of Stokes Ellis or Stokes of material value, and not discharge any Lien upon any asset of Stokes Ellis or Stokes or compromise any debt or other obligation of Stokes Ellis or Stokes to any Person other than Liens, debts or obligations with respect to current Liabilities of Stokes Ellis and Stokes.

         6.14 Claims. Stokes Ellis and Stokes shall not institute, settle or agree to settle any Claim before any Governmental Entity.

         6.15 Taxes and Tax Assessments. Stokes Ellis and Stokes shall pay, when due, and prior to the imposition or assessment of any interest, penalties or Liens by reason of the nonpayment of, all Taxes assessed against Stokes Ellis or Stokes, their assets, properties or operations. Stokes Ellis and Stokes shall furnish promptly to Centennial a copy of all notices of proposed assessment or similar notices or reports that are received from any taxing authority and which relate to Stokes Ellis' or Stokes' operations for periods ending on or prior to the Closing Date.

                                   ARTICLE VII
                              ADDITIONAL COVENANTS

         7.1 Covenants of Stokes Ellis. During the period from the date hereof through the Closing Date, Stokes Ellis agrees to:

                  7.1.1 Comply promptly with all applicable Legal Requirements imposed upon it with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, Centennial in connection with any such requirements imposed upon Centennial or upon any of Centennial's Affiliates in connection therewith or herewith;

                  7.1.2 Use its reasonable best efforts to obtain (and to cooperate with Centennial in obtaining) any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by Stokes Ellis and/or Lewis in connection with the transactions contemplated by this Agreement;

                  7.1.3 Use its reasonable best efforts to bring about the satisfaction of the conditions precedent to Closing set forth in Section 3.6, above;

                  7.1.4    Promptly advise Centennial orally and, within three
(3) business days thereafter, in writing of any change in Stokes Ellis' business or condition that has had or would reasonably be expected to have a Material Adverse Effect on Stokes Ellis;

                  7.1.5 Deliver to Centennial prior to the Closing a written statement disclosing any untrue statement in this Agreement or any Exhibit or Schedule hereto (or supplement thereto) or document furnished pursuant hereto, or any omission to state any material fact required to make the statements herein or therein contained complete and not misleading, immediately upon the discovery of such untrue statement or omission, accompanied by a written supplement to any Exhibit or Schedule to this Agreement that may be affected thereby; provided, however, that the disclosure of such untrue statement or omission shall not prevent Centennial from terminating this Agreement pursuant to Section 8.1.2 below, at any time at or prior to the Closing in respect of any original untrue or misleading statement; and

                  7.1.6 Prior to the Closing, deliver to Centennial the Disclosure Schedule.

         7.2 Covenants of Centennial. During the period from the date hereof to the Closing Date, Centennial shall:

                  7.2.1 Comply promptly with all applicable Legal Requirements imposed upon it with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, Lewis and Stokes Ellis in connection with any such requirements imposed upon Lewis or Stokes Ellis or upon any of Stokes Ellis' Affiliates in connection therewith, or herewith;

                  7.2.2 Use its reasonable best efforts to obtain any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by Centennial in connection with the transactions contemplated by this Agreement;

                  7.2.3 Use its reasonable best efforts to bring about the satisfaction of the conditions precedent to Closing set forth in Section 3.7 of this Agreement; and

                  7.2.4 Promptly advise Stokes Ellis and Lewis orally and, within three (3) business days thereafter, in writing of any change in Centennial's business or condition that has had or would reasonably be expected to have a Material Adverse Effect on Centennial.

         7.3 Tax Advice. Lewis shall assume and be fully responsible for any and all Liability, including without limitation any and all Tax Liability, incurred by them, which is caused by, arises from, or relates to the sale of the Stokes Ellis Shares to Centennial and the other transactions set forth herein. Stokes Ellis and Lewis acknowledge that they have received their own independent tax advice with respect to this Agreement and the transactions contemplated thereby, and are not in any way relying on any statements or advice of Centennial or any of their officers, directors, employees, agents or representatives with respect to such matters.

         7.4      Access and Information.

                  7.4.1 During the period commencing on the date hereof and continuing through the Closing Date, Lewis shall cause Stokes Ellis and Stokes to afford to Centennial and to its accountants, counsel, and other representatives, reasonable access during regular business hours and without undue interruption to its business to all of its properties, books, contracts, commitments, records and personnel and, during such period, to cause Stokes Ellis to furnish promptly to Centennial all information concerning its business, properties and personnel as Centennial may reasonably request.

                  7.4.2    Except to the extent permitted by the provisions of
Section 7.7, below, Centennial shall hold in confidence, and shall use reasonable efforts to ensure that its employees and representatives hold in confidence, all such information supplied to it by Lewis or Stokes Ellis concerning Stokes Ellis or Stokes and shall not disclose such information to any third party except as may be required by any Legal Requirement and except for information that (i) is or becomes generally available to the public other than as result of disclosure by Centennial or its representatives; (ii) becomes available to Centennial or its representatives from a third party other than Lewis or Stokes Ellis and Centennial or its representatives have no reason to believe that such third party is not entitled to disclose such information; (iii) is known to Centennial or its representatives on a nonconfidential basis prior to its disclosure by Lewis or Stokes Ellis; (iv) is made available by Lewis or Stokes Ellis to any other Person on a non-restricted basis. Centennial's obligations under the foregoing sentence shall expire upon completion of the Closing; or (v) is required to be disclosed in connection with the IPO or the registration statement filed with the SEC.

                  7.4.3 Centennial shall hold in confidence, and shall use reasonable efforts to ensure, that its employees and representatives hold in confidence, all information supplied to it by Stokes Ellis or Lewis that is personal information of Lewis. Centennial's obligations under the foregoing sentence shall survive the Closing indefinitely.

         7.5 Expenses. All costs and expenses of Lewis (including, without limitation, all legal fees and expenses and costs) incurred in connection with this Agreement, the transactions contemplated hereby, the IPO and all related transactions shall be paid by Stokes Ellis. All costs and expenses of the other parties hereto (including, without limitation, all legal fees and expenses and costs) incurred in connection with this Agreement, the transactions contemplated hereby, the IPO and all related transactions shall be paid by the party incurring such costs or expenses.

         7.6 Certain Notifications. At all times from the date hereof to the Closing Date, each Party shall promptly notify the others in writing of the occurrence of any event that will or reasonably would be expected to result in the failure to satisfy any of the conditions specified in Sections 3.6 and 3.7 above.

         7.7 Publicity. At all times prior to the Closing Date, each Party shall obtain the consent of all other Parties hereto prior to issuing, or permitting any of its directors, officers, employees or agents to issue, any press release or other information to the press, employees of Stokes Ellis or any third party with respect to this Agreement or the transactions contemplated hereby; provided, however, that no party shall be prohibited from supplying any information to any of its representatives, agents, attorneys, advisors, and others to the extent necessary to complete the transactions contemplated hereby so long as such representatives, agents, attorneys, advisors, and others are made aware of the terms of this Section 7.7. Nothing contained in this Agreement shall prevent any party to this Agreement at any time from furnishing any required information to any Governmental Entity or others in connection with the IPO or pursuant to a Legal Requirement or from complying with its legal or contractual obligations; provided that the Party furnishing such information shall have used its reasonable best efforts to comply with this provision first, and in any event does so only with the advice of counsel.

         7.8      Further Assurances.

                  7.8.1 Subject to the terms and conditions of this Agreement, each of the Parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements, to consummate and make effective the transactions contemplated by this Agreement.

                  7.8.2 If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, Lewis and the proper officers or directors of Centennial and Stokes Ellis, as the case may be, shall take or cause to be taken all such necessary or convenient action and execute, and deliver and file, or cause to be executed, delivered and filed, all necessary or appropriate documentation.

         7.9 Pre-Closing Distribution to Lewis. Immediately prior to Closing, Stokes Ellis shall make a distribution to Lewis of the total net profit for Stokes Ellis, on a consolidated tax basis, for the period from January 1, 2003, through Closing. The final amount of such net profit will not be known as of Closing and the parties agree to make a good faith estimate of such amount prior to Closing, with Stokes Ellis distributing the amount of the agreed upon estimate to Lewis immediately prior to Closing. The amount of the net profit indicated on the tax return for the Short Period Year prepared and filed with the IRS under Section 7.10 shall be the final amount of net profit to be distributed to Lewis under this Section 7.9. Within 10 days following the filing of such return with the IRS, a final settlement and payment shall be made, with the party owning making a payment to the party owed of the difference between the estimate and the final amount.

         7.10 Income Tax Return For Stokes Ellis and Stokes. Upon Closing, the "S" tax status of Stokes Ellis and Stokes will terminate and the tax year beginning on January 1, 2003, will end as of the Closing (the "Short Year Period"). JEL agrees to prepare and file, on or prior to its due date (as extended), the Federal and State income tax returns for both Stokes Ellis and Stokes for the Short Year Period. Centennial shall provide JEL with access to and copies of all books and records of Stokes Ellis or Stokes as may be necessary to prepare such tax returns and shall reimburse JEL for the costs and expenses incurred in preparing such returns.

         7.11 Indemnification Post Closing. As further consideration for the transactions set forth herein, Centennial shall indemnify Lewis after the Closing pursuant to the terms and conditions of the Indemnification Agreement in the form attached hereto as Exhibit 3.5.7, the original of which will be executed and delivered to Lewis at Closing pursuant to Section 3.5.7 hereof.

                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

         8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                  8.1.1    By written consent of Centennial and Lewis;

                  8.1.2 By Stokes Ellis and Lewis as a group, on the one hand, or by Centennial, on the other hand, if there has been a breach, failure to fulfill or default (collectively, a "Breach") on the part of the other Party (the "Breaching Party") of any of the representations and warranties contained herein or in the due and timely performance and satisfaction of any of the covenants, agreements or conditions contained herein;

                  8.1.3 By Stokes Ellis and Lewis as a group, on the one hand, or by Centennial, on the other hand, if there shall be a final non-appealable order of a Governmental Entity or arbitrator in effect preventing consummation of the transactions hereunder; or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions hereunder by any Governmental Entity or arbitrator which would make the consummation of the transactions illegal; or

                  8.1.4 By Stokes Ellis and Lewis as a group, on the one hand, or by Centennial, on the other hand, if the IPO shall not have been completed on or before October 31, 2003.

         8.2 Effect of Termination. In the case of any termination of this Agreement pursuant to Section 8.1, above, this Agreement shall forthwith become void, and there shall be no Liability or obligation on the part of any Party or its officers, directors or shareholders. Notwithstanding the foregoing sentence,
(i) the provisions of Section 7.4.2 and 7.5 shall remain in full force and effect and survive any termination of this Agreement; and (ii) each Party shall remain liable for any breach of this Agreement or other wrongful conduct prior to its termination.

         8.3 Amendment. This Agreement may be amended at any time by a written instrument executed by the Parties. Any amendment effected pursuant to this Section 8.3 shall be binding upon all Parties.

         8.4 Waiver. Any term or provision of this Agreement may be waived in writing at any time by the Party or Parties entitled to the benefits thereof. Any waiver effected pursuant to this Section 8.4 shall be binding upon all Parties hereto. No failure to exercise and no delay in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of a preceding or subsequent breach of the same or any other covenant or agreement. The rights and remedies of each Party under this Agreement are in addition to all other rights and remedies, whether at law, in equity or otherwise, that such Party may have against the other Parties.

                                   ARTICLE IX
                                 INDEMNIFICATION

         9.1 Survival of Representations and Warranties. The representations and warranties contained in Articles IV and V of this Agreement or in any writing delivered pursuant hereto or at the Closing, along with the obligations to indemnify under this Article IX, shall survive the Closing and the consummation of the transactions contemplated hereby until the first anniversary of the Closing Date, at which time they shall terminate and be of no further force and effect.

         9.2 Indemnification by JEL. Effective as of the Closing, JEL, in consideration for the purchase of the Stokes Ellis Shares by Centennial, covenants and agrees with Centennial and its officers, directors, employees, shareholders, assigns, successors and Affiliates (a "Centennial Indemnified Party") to indemnify and hold harmless a Centennial Indemnified Party from, against and in respect of any and all Losses suffered, sustained, incurred or paid by any Centennial Indemnified Party in connection with resulting from or arising out of, directly or indirectly:

                  9.2.1 any breach of any representation or warranty of Lewis or Stokes Ellis set forth in this Agreement or any certificate, document or instrument delivered by or on behalf of Lewis or Stokes Ellis in connection herewith; or

                  9.2.2 any material non-fulfillment of any covenant or agreement on the part of Lewis or Stokes Ellis in this Agreement.

Payment shall not be a condition precedent to recovery under the above indemnities.

         9.3 Indemnification by Centennial. Effective as of the Closing, Centennial covenants and agrees with Lewis and his or her heirs, successors and assigns (a "Lewis Indemnified Party") to indemnify and hold harmless a Lewis Indemnified Party from, against and in respect of any and all Losses suffered, sustained, incurred or paid by any Lewis Indemnified Party in connection with resulting from or arising out of, directly or indirectly:

                  9.3.1 any breach of any representation or warranty of Centennial set forth in this Agreement or any certificate, document or instrument delivered by or on behalf of Centennial in connection herewith; or

                  9.3.2 any non-fulfillment of any covenant or agreement on the part of Centennial in this Agreement.

Payment shall not be a condition precedent to recovery under the above indemnities.

         9.4 Third-Party Claims. In the event any third party asserts any Claim with respect to any matter as to which the indemnities in this Agreement relate, the Party or Person against whom the Claim is asserted (the "Indemnified Party") shall give prompt notice to the other Party or Person (the "Indemnifying Party"), and the Indemnifying Party shall have the right at its election to take over the defense or settlement of the third-party Claim at its own expense by giving prompt notice to the Indemnified Party. If the Indemnifying Party does not give such

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

notice and does not proceed diligently so to defend the third-party Claim within thirty (30) days after receipt of the notice of the third-party Claim, the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make as to those claims and shall reimburse the Indemnified Party for its Losses related to the defense or settlement of the third-party Claim. The Parties shall cooperate in defending against any asserted third-party Claims. For purposes of this Article IX, the reference to this Agreement includes any certificate, Disclosure Schedule, Exhibit, list, summary or other information provided or delivered to a party by the Indemnifying Party or its agents and affiliates in connection with this Agreement.

         9.5 Indemnification Exclusive. The indemnification provisions of this Article IX are the sole and exclusive remedy any Party may have for breach of representation, warranty, covenant or agreement set forth in this Agreement; provided, however, that the foregoing does not supercede, restrict, limit or otherwise affect Lewis' rights, remedies and benefits under (i) any director and officer liability insurance policy held by Centennial, as to which Lewis is an endorsed party, and (ii) the Indemnification Agreement to be executed by Centennial and delivered to Lewis at Closing under Section 3.5.7.

         9.6 Access and Information. With respect to any Claim for indemnification hereunder, the Indemnified Party will give to the Indemnifying Party and its counsel, accountants and other representatives full and free access during normal business hours and upon the giving of reasonable prior notice to their books and records relating to such Claims, and to their employees, accountants, counsel and other representatives, all without charge to the Indemnifying Party, except for reimbursement of reasonable out-of-pocket expenses. The Indemnified Party agrees to maintain any of its books and records which may relate to a Claim for indemnification hereunder for such period of time as may be necessary to enable the Indemnifying Party to resolve such Claim; provided that the failure to do so shall not relieve the Indemnifying Party of any obligation hereunder unless the Indemnifying Party demonstrates that the failure to do so substantially prejudiced the Indemnifying Party in the defense of any third-party proceeding, and then only to the extent so prejudiced.

         9.7 Mitigation. The Indemnified Parties agree to mitigate their Losses and use their reasonable efforts to collect any indemnifiable damages from any available insurer or third-party indemnitors before collecting from the Indemnifying Party; provided, however, nothing in the foregoing sentence shall preclude any Indemnified Party from filing a Claim against the Indemnifying Party from the outset. If any amounts are recovered from an insurer or third party after payment to an Indemnified Party, the recovering party (or parties) shall promptly pay over to such Indemnifying Party (or Parties) any such recovered amounts, but only to the extent of any Losses with respect to such matter, after giving effect to any tax implications with respect to such recovered amounts. Centennial shall cause Stokes Ellis to continue to maintain the same or comparable insurance coverage, as in effect at the Closing, to the extent such coverage protects Stokes Ellis and Lewis with respect to their representations and warranties hereunder.

         9.8 Right of Set-Off. Any Party to this Agreement shall be entitled to set-off against any amounts due to another Party under the terms of this Agreement or under any additional agreement executed in connection herewith, any amounts due from such other Party under the

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

terms of this Agreement, except that Centennial shall not be entitled to exercise any right of set-off as to the Debentures without first giving Lewis 30 days' prior written notice of its intent to do so. Upon receiving such notice, Lewis shall have 30 days to satisfy any amounts owing to Centennial that give rise to Centennial's right of set-off as to the Debentures.

         9.9 Limitations. Notwithstanding any other provisions contained in this Agreement, the obligations of the parties to indemnify the other parties under this Article IX are subject to the following limitations:

                  9.9.1 JEL shall not be obligated to indemnify Centennial for any Losses arising under Section 9.2.1 above if Centennial or any of its officers and directors had Knowledge of the breach as of the Closing;

                  9.9.2 Centennial shall not be obligated to indemnify Lewis for any Losses arising under Section 9.3.1 above if Lewis had Knowledge of the breach as of the Closing;

                  9.9.3 JEL's obligations shall be limited to an amount equal to $1,000,000 in the aggregate and, notwithstanding anything to the contrary contained in this Agreement, such amount may only be recovered by Centennial by set off against the principal amount owed under the Debentures held by JEL;

                  9.9.4 Neither party shall not assert a claim for indemnification until the total of all claims exceed an aggregate amount of $50,000 (the "Threshold Amount"). Once the claims exceed the Threshold Amount, such party can assert and recover all amounts owed hereunder, excluding the initial $50,000 representing the Threshold Amount;

                  9.9.5 JML shall have no obligation to indemnify Centennial under this Article IX; and

                  9.9.6 No party shall be liable for any consequential damages, including lost profits.

                                    ARTICLE X
                               GENERAL PROVISIONS

         10.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Colorado as applied to agreements among Colorado residents, made and to be performed entirely within the State of Colorado.

         10.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the Parties hereto.

         10.3 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, and the other documents delivered pursuant hereto constitute the full and entire understanding and

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

agreement among the Parties with regard to the subject matter hereof and no Party shall be liable or bound to any other Party in any manner by any representations, warranties, covenants, or agreements except as specifically set forth herein or therein. Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the Parties hereto and their respective successors and assigns, any rights, remedies, obligations, or Liabilities under or by reason of this Agreement, except as expressly provided herein.

         10.4 Severability. In the event any provision of this Agreement shall be invalid, illegal, or unenforceable, it shall, to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the Parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         10.5 Notice. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given
(i) if delivered personally (including by overnight express or messenger), upon delivery; (ii) if delivered by registered or certified mail, return receipt requested, upon the earlier of actual delivery or three (3) days after being mailed; or (iii) if given by facsimile, upon confirmation of transmission by facsimile, in each case to the Parties at the following addresses:

                  (a)      If to Centennial, addressed to:

                           Centennial Specialty Foods Corporation
                           400 Inverness Parkway, Suite 200
                           Englewood, Colorado 80112
                           Attn: J. Michael Miller, Chief Executive Officer
                           Facsimile: (303) 414-4613

                  (b)      If to Lewis or Stokes Ellis, addressed to:

                           James E. Lewis
                           475 17th Street, Suite 790
                           Denver, Colorado 80202
                           Facsimile: (303) 296-2088

         10.6 Construction. Parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement and have had competent counsel of their own choosing. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

         10.7 Arbitration. Any controversy or claim as to the provisions of this Agreement between or among any of the Parties shall be submitted for binding arbitration. The arbitration

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

shall be conducted by a single arbitrator of the American Arbitration Association ("AAA") in accordance with the applicable Commercial Arbitration Rules of the AAA then in effect. Any arbitration under this Section 10.7 shall take place in Denver, Colorado.

         10.8 Headings. The headings of the Articles and Sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

         10.9 Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

         10.10 Schedules, and Exhibits. The Schedules and Exhibits to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth at length herein.

         IN WITNESS WHEREOF, the foregoing Agreement and is hereby executed as of the date first above written.

                                CENTENNIAL SPECIALTY FOODS CORPORATION,
                                         a Delaware corporation

                                         By: /s/ J. Michael Miller
                                             -----------------------------------
                                         Its: CEO
                                             -----------------------------------

                                STOKES ELLIS FOODS, INC., a Delaware corporation

                                         By: /s/ James E. Lewis
                                             -----------------------------------
                                         Its: Chairman
                                             -----------------------------------

                                         JAMES E. LEWIS

                                         /s/ JAMES E. LEWIS
                                         ---------------------------------------
                                         James E. Lewis

                                         JANIS M. LEWIS

                                         /s/ JANIS M. LEWIS
                                         ---------------------------------------
                                         Janis M. Lewis

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

Exhibit List

Exhibit 1- A:     Stokes Deed of Trust

Exhibit 1-B       Stokes Ellis Guaranty Agreement

Exhibit 1-C       Stokes Ellis Security Agreement

Exhibit 1-D       Stokes Guaranty Agreement

Exhibit 1-E       Stokes Security Agreement

Exhibit 2.2.1     Form of Debentures

Exhibit 3.4       Stokes Ellis Officer's Certificate

Exhibit 3.5.7     Form of Indemnification Agreement

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

Schedule List

Schedule 2.2.1 Number, principal amount and payee of the Debentures to be issued

Schedule 4.6      Material Contracts

Schedule 4.7      Liens on Personal Property

Schedule 4.8      Real Property

Schedule 4.12     Employees

Schedule 4.16     Insurance

Schedule 4.17     Material Changes

Schedule 4.18     Employee Plans

Schedule 4.21     Certain Transactions

Schedule 4.22     Bank Accounts/Powers of Attorney

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

                                 Schedule 2.2.1
                Number, Principal Amount and Payee of Debentures

James E. Lewis shall receive five Debentures in the following principal amounts:

$2,000,000
1,250,000
1,000,000
500,000
250,000

Janis M. Lewis shall receive five Debentures in the following principal amounts:

$2,000,000
1,250,000
1,000,000
500,000
250,000

Total principal amount of all Debentures equals $10,000,000

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